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                                                                     Exhibit 4.4

                                    AGREEMENT


         This AGREEMENT (this "Agreement") dated as of November 4, 1999, among WT Technologies, Inc., a Georgia corporation (the "Company"), Susan R. Hopley ("Hopley") and Gary D. Smith and Jean H. Smith, as Trustees of the Gary D. Smith and Jean H. Smith Trust (the "Smith Trust").

         WHEREAS, the Smith Trust is a shareholder of Arthur H. Ltd. d/b/a International Software Products, a Virginia corporation ("ISP");

         WHEREAS, the Company, Hopley, the Smith Trust, Christopher M. Brittin,
F. Gilmer Siler and ISP propose to enter into a Contribution Agreement, of even date herewith (the "Contribution Agreement"), pursuant to which the Company would acquire all of the issued and outstanding shares of capital stock of ISP in exchange for, among other things, shares of common stock, par value $.01 per share, of the Company (such common stock to be received by the Smith Trust as well as other securities issued with respect to the Company's capital stock by means of share splits, combinations, dividends or other similar recapitalization events being referred to as the "Subject Shares");

         WHEREAS, as a condition to its willingness to enter in the Contribution Agreement, the Company has requested that the Smith Trust enter into this Agreement; and

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement;

         NOW, THEREFORE, to induce the Company to enter into, and in consideration of entering into, the Contribution Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Representations and Warranties of the Smith Trust. The Smith Trust hereby represents and warrants to the Company that (a) the Smith Trust has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and
(b) this Agreement has been duly authorized, executed and delivered by the Smith Trust and constitutes a valid and binding obligation of the Smith Trust enforceable in accordance with its terms.

         2. Covenants of the Smith Trust. Until the termination of this Agreement in accordance with Section 4 hereof, the Smith Trust agrees as follows:

            (a) Voting of Subject Shares. At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which any Company shareholder's vote, consent or other approval (including by written consent) is sought, the Smith Trust shall vote all of the Subject Shares then beneficially owned by it as directed by

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         Hopley. The Smith Trust shall not hereafter, unless and until this
         Agreement terminates pursuant to Section 4 hereof, purport to grant (other than through the irrevocable proxy granted in Section 2(b)) any proxy or power of attorney with respect to any of the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares. The Smith Trust further agrees not to commit or agree to take any action inconsistent with the foregoing.

            (b) Proxy. The Smith Trust hereby grants to Hopley, as the Smith Trust's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Smith Trust, a proxy to vote, or to grant a consent or approval in respect of, all of the Subject Shares then beneficially owned by the Smith Trust as indicated in Section 2(a) above, and Hopley hereby accepts such proxy. The Smith Trust agrees that this proxy shall be irrevocable and coupled with an interest and may under no circumstances be revoked, agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Smith Trust with respect to any of the Subject Shares. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 14-2-722 of the Georgia Business Corporation Code.

            (c) Transfer Restrictions. The Smith Trust agrees not to sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person unless (i) permitted by the Shareholders Agreement and
         (ii) the transferee agrees in writing (to the reasonable satisfaction of the Company) to be bound by all of the terms and conditions of this Agreement.

            (d) Mandatory Sale of Subject Shares. In the event that Hopley sells or transfers her Transferee Shares for any reason including, without limitation, pursuant to the Shareholders Agreement or the Put Agreement, then the Smith Trust shall sell or transfer its pro rata portion of the Subject Shares on the same terms and conditions; provided, however, that the provisions of this Section 3(d) shall not apply to permitted transfers by Hopley pursuant to Section 2(e) of the Shareholders Agreement; and provided further, that the Smith Trust shall be entitled to exercise or decline the Buyback Right (as defined in the Shareholders Agreement) regardless of Hopley's election with respect thereto.

         3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except by Hopley in connection with a permitted transfer pursuant to Section 2(e) of the Shareholders Agreement. Subject to the preceding sentence, this Agreement will be binding


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upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         4. Termination. This Agreement shall terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (a) the effective time of an initial public offering of the Company's securities or
(b) such time as Hopley and the Smith Trust have exercised or declined to exercise the Buyback Right as set forth in the Shareholders Agreement.

         5.       General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepared, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to Smith Trust, to:

                  4805 162nd Avenue, N.E.
                  Redmond, WA 89052
                  Facsimile: (425) 885-1250

         if to Hopley, to:

                  1477 Chain Bridge Road, Suite 201
                  McLean, VA 22101
                  Facsimile: (703) 748-1281

         with a copy to:

                  Greenberg Traurig
                  1750 Tysons Boulevard, Suite 1200
                  McLean, VA 22102
                  Attention: C. Thomas Hicks III, Esq.
                  Facsimile: (703) 749-1301

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         if to the Company, to:

                  1055 Lenox Park Boulevard, Fourth Floor
                  Atlanta, GA 30319
                  Attention: Ralph Manaker
                  Facsimile: (404) 841-6770

         with a copy to:

                  Long Aldridge & Norman LLP
                  303 Peachtree Street, Suite 5300
                  Atlanta, GA 30308
                  Attention: Jeffrey K. Haidet, Esq.
                  Facsimile: (404) 527-4198


            (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

            (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia regardless of the laws that might otherwise govern under applicable principles of conflicts or law.

            (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.



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         6. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

         7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.






                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by its signatory thereunto duly authorized, as of the date first written above.

                                             WT TECHNOLOGIES, INC.



                                             By:
                                                --------------------------------
                                             Name:
                                             Title:


                                             THE GARY D. SMITH AND
                                             JEAN H. SMITH TRUST


                                             By:
                                                --------------------------------
                                             Name:    Gary D. Smith
                                             Title:   Trustee


                                             By:
                                               ---------------------------------
                                             Name:    Jean H. Smith
                                             Title:   Trustee


                                             -----------------------------------
                                             Susan R. Hopley


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